As filed with the Securities and Exchange Commission on July 11, 2007
Registration No. 333-142535

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cumberland Pharmaceuticals Inc.
(Exact name of registrant as specified in its charter)

Tennessee	2834	62-1765329
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2525 West End Avenue, Suite 950
Nashville, Tennessee 37203
(615) 255-0068
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

A.J. Kazimi
Chairman and CEO
2525 West End Avenue, Suite 950
Nashville, Tennessee 37203
(615) 255-0068
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin S. Brown, Esq. Virginia Boulet, Esq. Adams and Reese LLP 424 Church Street, Suite 2800 Nashville, Tennessee 37219 (615) 259-1450	Donald J. Murray, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019-6092 (212) 259-8000

Approximate date of commencement of proposed offering to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Part II

Information not required in prospectus

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses relating to the registration of the shares of common stock being offered hereby, other than underwriting discounts and commissions, will be borne by us. Such expenses are estimated to be as follows:

Item	Amount

SEC registration fee	$
NASD filing fee	$
NASDAQ listing fee	$
Printing expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Transfer agent and registrar expenses	$
Total	$

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our charter and bylaws provide for indemnification of our directors to the fullest extent permitted by the Tennessee Business Corporation Act, as amended from time to time. Our directors shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. The Tennessee Business Corporation Act provides that a Tennessee corporation may indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any proceeding, whether criminal or civil, administrative or investigative if, in connection with the matter in issue, the individual’s conduct was in good faith, and the individual reasonably believed: in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interest; and in all other cases, that the individual’s behavior was at least not opposed to its best interest; and in the case of a criminal proceeding, the individual had no reason to believe the individual’s conduct was unlawful. In addition, we have entered into indemnification agreements with our directors. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of our shareholders to collect monetary damages from directors. We believe that these contractual agreements and the provisions in our charter and bylaws are necessary to attract and retain qualified persons as directors.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

In September 2003, we borrowed $500,000 from nine existing and accredited shareholders pursuant to uncollateralized secured notes payable with original maturity dates of 130 days. These notes bore interest at 12% for the first 30 days and 15% thereafter. The holders of the notes had, at their option, until the maturity date of the notes payable, the right to convert all or a portion of the unpaid principal and interest into shares of our common stock at a rate of $12.00 per share. We also issued to these lenders options to purchase shares of our common stock, at an exercise price of $12.00 per share, and at the rate of 1,540 shares of common stock per $50,000 face value of the notes. If we had not prepaid all amounts due and owing under the notes, we agreed to grant additional options at the rate of 770 shares of common stock per $50,000 face value on each of (i) the 30th day after the date of the notes and (ii) on a continuing basis, each successive 30-day period thereafter, or portion thereof, as the notes remained outstanding. At December 31, 2003, the notes payable had not been prepaid, so we granted options to acquire an additional 30,800 shares. We amended the notes agreements in January 2004 to extend the maturity date 130 days. The amendments granted an additional option to

Part II

purchase 1,540 shares per $50,000 face value upon extension of the notes and contained similar provisions for granting options in the event of nonpayment on the agreed-upon due dates. Based on the extension of the maturity date, rights to purchase a total of 61,600 shares were earned by the holders of the notes in 2004. We repaid these notes or settled these notes in shares in May 2004. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

In September 2003, we borrowed $1,000,000 from S.C.O.U.T. Healthcare Fund, L.P., or S.C.O.U.T., in the form of a convertible promissory note with a maturity date of September 2004. The President and majority shareholder of the general partner of S.C.O.U.T., Dr. Lawrence W. Greer, serves on our board of directors. Pursuant to the terms of the note, on its maturity date, S.C.O.U.T. converted the principal value of the note plus all interest accrued at a fixed rate of ten percent per annum into 91,667 shares of our common stock at a price of $12.00 per share.

On April 15, 2004, we issued 43,000 common shares at $12.00 per share, for an aggregate consideration of $516,000 and a five-year warrant to purchase 20,000 common shares at $12.00 per share to S.C.O.U.T., which represented to us that it was an accredited investor. This issuance was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

By an offering memorandum dated April 1, 2005, we offered 100,000 shares of our common stock at a purchase price of $18.00 per share. Thirty investors subscribed for 100,000 shares in the aggregate, for an aggregate consideration of $1,800,000. This issuance was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

By an offering memorandum dated May 5, 2005, we received approximately $2,000,000 from approximately 41 investors in exchange for uncollateralized convertible promissory notes with a maturity date six months from the date of issuance. Upon maturity, the principal and accrued interest payable on the notes converted into 112,916 shares of common stock at a rate of $18.00 per share. This issuance was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

In April 2006, we issued a ten-year warrant to purchase 1,979 common shares at $18.00 per share to Bank of America. The issuance of this security was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

Since January 1, 2004, we have granted options to purchase 287,610 shares of our common stock under the 1999 Option Plan to our employees, directors and consultants at exercise prices ranging from $12.00 to $22.00 per share. Of these, an aggregate of 775 shares of our common stock were issued upon the exercise of stock options.

Since January 1, 2004, we also issued an aggregate of 75,645 shares of common stock as compensation for services pursuant to contracts. Restricted-stock legends were affixed to the securities issued in these transactions. Our board of directors determined that the fair value of the services received equaled the value of the stock granted with values ranging from $12.00 to $22.00 per share. The issuances of common stock in connection with awards of restricted stock were exempt either pursuant to Rule 701 or pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

The issuances of securities described in the first six paragraphs of Item 15 were exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. The purchasers of the securities in these transactions represented that they were accredited investors and they were acquiring the securities for investment only and not with a view

Part II

toward the public sale or distribution thereof. Such purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933, as amended, and that any resale must be made pursuant to a registration statement or an available exemption from registration. All purchasers either received adequate financial statement or non-financial statement information about the registrant or had adequate access, through their relationship with the registrant, to financial statement or non-financial statement information about the registrant. The sale of these securities was made without general solicitation or advertising.

The issuances of securities described in the seventh and eighth paragraphs of Item 15 were exempt from registration under the Securities Act of 1933, as amended, in reliance on either (1) Rule 701 of the Securities Act of 1933, as amended, as offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (2) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.

All certificates representing the securities issued in these transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)

No.	Description

1.1*	Form of Underwriting Agreement.
3.1**	Second Amended and Restated Charter of Cumberland Pharmaceuticals Inc.
3.2**	Amended and Restated Bylaws of Cumberland Pharmaceuticals Inc.
4.1*	Specimen Common Stock Certificate of Cumberland Pharmaceuticals Inc.
4.2**	Warrant to Purchase Common Stock of Cumberland Pharmaceuticals Inc., issued to Bank of America, N.A. on October 21, 2003.
4.3**	Stock Purchase Warrant, issued to S.C.O.U.T. Healthcare Fund L.P. on April 15, 2004.
4.4**	Warrant to Purchase Common Stock of Cumberland Pharmaceuticals Inc., issued to Bank of America, N.A. on April 6, 2006.
4.5#**	Form of Option Agreement under 1999 Stock Option Plan of Cumberland Pharmaceuticals Inc.
4.6.1#	Form of Incentive Stock Option Agreement under 2007 Long-Term Incentive Compensation Plan of Cumberland Pharmaceuticals Inc.
4.6.2#	Form of Nonstatutory Stock Option Agreement under 2007 Long-Term Incentive Compensation Plan of Cumberland Pharmaceuticals Inc.
4.7#	Form of Nonstatutory Stock Option Agreement under 2007 Directors’ Compensation Plan of Cumberland Pharmaceuticals Inc.
5.1*	Opinion of Adams and Reese LLP.
10.1†	Manufacturing and Supply Agreement for N-Acetylcysteine, dated January 15, 2002, by and between Bioniche Life Sciences, Inc. and Cumberland Pharmaceuticals Inc.
10.2**	Novation Agreement, dated January 27, 2006, by and among Bioniche Life Sciences, Inc., Bioniche Pharma Group Ltd., and Cumberland Pharmaceuticals Inc.

Part II

No.	Description

10.3†	First Amendment to Manufacturing and Supply Agreement for N-Acetylcysteine, dated November 16, 2006, by and between Bioniche Teoranta and Cumberland Pharmaceuticals Inc.
10.4†	Cardinal Health Contract Sales and Services for Cumberland Pharmaceuticals Inc. Dedicated Sales Force Agreement, dated May 16, 2006, by and between Cardinal Health PTS, LLC and Cumberland Pharmaceuticals Inc.
10.5†	First Amendment to Contract Sales and Service Agreement, dated July 19, 2006, by and between Cardinal Health PTS, LLC and Cumberland Pharmaceuticals Inc.
10.6	Second Amendment to Contract Sales and Service Agreement, dated June 1, 2007, by and between Cumberland Pharmaceuticals Inc. and Inventiv Commercial Services, LLC, as successor in interest to Cardinal Health PTS, LLC.
10.7†	Distribution Services Agreement, dated August 3, 2000, by and between CORD Logistics, Inc. and Cumberland Pharmaceuticals Inc.
10.8†	Strategic Alliance Agreement, dated July 21, 2000, by and between F.H. Faulding & Co. Limited and Cumberland Pharmaceuticals Inc.
10.9†	Kristalose Agreement, dated April 7, 2006, by and among Inalco Biochemicals, Inc., Inalco S.p.A., and Cumberland Pharmaceuticals Inc.
10.10†	License Agreement, dated May 28, 1999, by and between Vanderbilt University and Cumberland Pharmaceuticals Inc.
10.11#**	Employment Agreement effective as of January 1, 2007 by and between A.J. Kazimi and Cumberland Pharmaceuticals Inc.
10.12#**	Employment Agreement effective as of January 1, 2007 by and between Jean W. Marstiller and Cumberland Pharmaceuticals Inc.
10.13#**	Employment Agreement effective as of January 1, 2007 by and between Leo Pavliv and Cumberland Pharmaceuticals Inc.
10.14#**	Employment Agreement effective as of January 1, 2007 by and between J. William Hix and Cumberland Pharmaceuticals Inc.
10.15#**	Employment Agreement effective as of January 1, 2007 by and between David L. Lowrance and Cumberland Pharmaceuticals Inc.
10.16.1†	Second Amended and Restated Loan Agreement by and between Cumberland Pharmaceuticals Inc. and Bank of America, N.A., dated April 6, 2006.
10.16.2	First Amendment to Second Amended and Restated Loan Agreement by and between Cumberland Pharmaceuticals Inc. and Bank of America, N.A., dated December 31, 2006.
10.17#**	1999 Stock Option Plan of Cumberland Pharmaceuticals Inc.
10.18#**	2007 Long-Term Incentive Compensation Plan of Cumberland Pharmaceuticals Inc.
10.19#**	2007 Directors’ Compensation Plan of Cumberland Pharmaceuticals Inc.
10.20**	Form of Indemnification Agreement between Cumberland Pharmaceuticals Inc. and all members of its Board of Directors.
10.21†	Lease Agreement, dated September 10, 2005, by and between Nashville Hines Development, LLC and Cumberland Pharmaceuticals Inc.
10.22.1†	Sublease Agreement, dated December 14, 2006, by and between Robert W. Baird & Co. Incorporated and Cumberland Pharmaceuticals Inc.

Part II

No.	Description

10.22.2	Addendum to Sublease Agreement, dated May 5, 2007, by and between Robert W. Baird & Co. Incorporated and Cumberland Pharmaceuticals Inc. and consented to by Nashville Hines Development, LLC.
10.23†**	Amended and Restated Lease Agreement, dated November 11, 2004, by and between The Gateway to Nashville LLC and Cumberland Emerging Technologies, Inc.
10.24**	First Amendment to Amended and Restated Lease Agreement, dated August 23, 2005, by and between The Gateway to Nashville LLC and Cumberland Emerging Technologies, Inc.
21**	Subsidiaries of Cumberland Pharmaceuticals Inc.
23.1**	Consent of KPMG LLP.
23.2*	Consent of Adams and Reese, LLP (contained in Exhibit 5).
23.3**	Consent of Morgan Joseph & Co. Inc.
24**	Powers of Attorney (contained on the signature page of Registration Statement on Form S-1 filed on May 1, 2007).

*	To be filed by amendment.

**	Previously filed.

#	Indicates a management contract or compensatory plan.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.

(b)	See Schedule II—Valuation and qualifying accounts included in our audited financial statements included elsewhere in this registration statement.

All other schedules have been omitted because they are not applicable.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to

Part II

Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashville, State of Tennessee, on the 11th day of July, 2007.

CUMBERLAND PHARMACEUTICALS INC.

By:	/s/ a.j. kazimi
A.J. Kazimi
Chairman and CEO
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ a.j. kazimi A.J. Kazimi		Chairman and CEO (Principal Executive Officer)	July 11, 2007
/s/ david l. lowrance David L. Lowrance		Vice President and CFO (Principal Financial and Accounting Officer)	July 11, 2007
* Robert G. Edwards		Director	July 11, 2007
* Thomas R. Lawrence		Director	July 11, 2007
* Lawrence W. Greer		Director	July 11, 2007
* Martin E. Cearnal		Director	July 11, 2007
*By:	/s/ a.j. kazimi A.J. Kazimi Attorney-in-Fact

S-1

Exhibit Index

No.	Description

1.1*	Form of Underwriting Agreement.
3.1**	Second Amended and Restated Charter of Cumberland Pharmaceuticals Inc.
3.2**	Amended and Restated Bylaws of Cumberland Pharmaceuticals Inc.
4.1*	Specimen Common Stock Certificate of Cumberland Pharmaceuticals Inc.
4.2**	Warrant to Purchase Common Stock of Cumberland Pharmaceuticals Inc., issued to Bank of America, N.A. on October 21, 2003.
4.3**	Stock Purchase Warrant, issued to S.C.O.U.T. Healthcare Fund L.P. on April 15, 2004.
4.4**	Warrant to Purchase Common Stock of Cumberland Pharmaceuticals Inc., issued to Bank of America, N.A. on April 6, 2006.
4.5#**	Form of Option Agreement under 1999 Stock Option Plan of Cumberland Pharmaceuticals Inc.
4.6.1#	Form of Incentive Stock Option Agreement under 2007 Long-Term Incentive Compensation Plan of Cumberland Pharmaceuticals Inc.
4.6.2#	Form of Nonstatutory Stock Option Agreement under 2007 Long-Term Incentive Compensation Plan of Cumberland Pharmaceuticals Inc.
4.7#	Form of Nonstatutory Stock Option Agreement under 2007 Directors’ Compensation Plan of Cumberland Pharmaceuticals Inc.
5.1*	Opinion of Adams and Reese LLP.
10.1†	Manufacturing and Supply Agreement for N-Acetylcysteine, dated January 15, 2002, by and between Bioniche Life Sciences, Inc. and Cumberland Pharmaceuticals Inc.
10.2**	Novation Agreement, dated January 27, 2006, by and among Bioniche Life Sciences, Inc., Bioniche Pharma Group Ltd., and Cumberland Pharmaceuticals Inc.
10.3†	First Amendment to Manufacturing and Supply Agreement for N-Acetylcysteine, dated November 16, 2006, by and between Bioniche Teoranta and Cumberland Pharmaceuticals Inc.
10.4†	Cardinal Health Contract Sales and Services for Cumberland Pharmaceuticals Inc. Dedicated Sales Force Agreement, dated May 16, 2006, by and between Cardinal Health PTS, LLC and Cumberland Pharmaceuticals Inc.
10.5†	First Amendment to Contract Sales and Service Agreement, dated July 19, 2006, by and between Cardinal Health PTS, LLC and Cumberland Pharmaceuticals Inc.
10.6	Second Amendment to Contract Sales and Service Agreement, dated June 1, 2007, by and between Cumberland Pharmaceuticals Inc. and Inventiv Commercial Services, LLC, as successor in interest to Cardinal Health PTS, LLC.
10.7†	Distribution Services Agreement, dated August 3, 2000, by and between CORD Logistics, Inc. and Cumberland Pharmaceuticals Inc.
10.8†	Strategic Alliance Agreement, dated July 21, 2000, by and between F.H. Faulding & Co. Limited and Cumberland Pharmaceuticals Inc.
10.9†	Kristalose Agreement, dated April 7, 2006, by and among Inalco Biochemicals, Inc., Inalco S.p.A., and Cumberland Pharmaceuticals Inc.
10.10†	License Agreement, dated May 28, 1999, by and between Vanderbilt University and Cumberland Pharmaceuticals Inc.
10.11#**	Employment Agreement effective as of January 1, 2007 by and between A.J. Kazimi and Cumberland Pharmaceuticals Inc.

No.	Description

10.12#**	Employment Agreement effective as of January 1, 2007 by and between Jean W. Marstiller and Cumberland Pharmaceuticals Inc.
10.13#**	Employment Agreement effective as of January 1, 2007 by and between Leo Pavliv and Cumberland Pharmaceuticals Inc.
10.14#**	Employment Agreement effective as of January 1, 2007 by and between J. William Hix and Cumberland Pharmaceuticals Inc.
10.15#**	Employment Agreement effective as of January 1, 2007 by and between David L. Lowrance and Cumberland Pharmaceuticals Inc.
10.16.1†	Second Amended and Restated Loan Agreement by and between Cumberland Pharmaceuticals Inc. and Bank of America, N.A., dated April 6, 2006.
10.16.2	First Amendment to Second Amended and Restated Loan Agreement by and between Cumberland Pharmaceuticals Inc. and Bank of America, N.A., dated December 31, 2006.
10.17#**	1999 Stock Option Plan of Cumberland Pharmaceuticals Inc.
10.18#**	2007 Long-Term Incentive Compensation Plan of Cumberland Pharmaceuticals Inc.
10.19#**	2007 Directors’ Compensation Plan of Cumberland Pharmaceuticals Inc.
10.20**	Form of Indemnification Agreement between Cumberland Pharmaceuticals Inc. and all members of its Board of Directors.
10.21†	Lease Agreement, dated September 10, 2005, by and between Nashville Hines Development, LLC and Cumberland Pharmaceuticals Inc.
10.22.1†	Sublease Agreement, dated December 14, 2006, by and between Robert W. Baird & Co. Incorporated and Cumberland Pharmaceuticals Inc.
10.22.2	Addendum to Sublease Agreement, dated May 5, 2007, by and between Robert W. Baird & Co. Incorporated and Cumberland Pharmaceuticals Inc. and consented to by Nashville Hines Development, LLC.
10.23†**	Amended and Restated Lease Agreement, dated November 11, 2004, by and between The Gateway to Nashville LLC and Cumberland Emerging Technologies, Inc.
10.24**	First Amendment to Amended and Restated Lease Agreement, dated August 23, 2005, by and between The Gateway to Nashville LLC and Cumberland Emerging Technologies, Inc.
21**	Subsidiaries of Cumberland Pharmaceuticals Inc.
23.1**	Consent of KPMG LLP.
23.2*	Consent of Adams and Reese, LLP (contained in Exhibit 5).
23.3**	Consent of Morgan Joseph & Co. Inc.
24**	Powers of Attorney (contained on the signature page of the Registration Statement on Form S-1 filed on May 1, 2007).

*	To be filed by amendment.

** Previously filed.

#	Indicates a management contract or compensatory plan.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.